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								OMB APPROVAL
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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D
			Under the Securities Exchange Act of 1934
					  (Amendment No. )

					Waste Connections, Inc.
					   (Name of Issuer)

						Common Stock
				   (Title of Class of Securities)

						941053100
					   (CUSIP Number)

					Carolyn S. Reiser, Esq.
				 Shartsis Friese & Ginsburg LLP
				 One Maritime Plaza, 18th Floor
					San Francisco, CA 94111
						(415) 421-6500
	(Name, Address and Telephone Number of Person Authorized to
				  Receive Notices and Communications)

					January 19, 1999
	(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (10-97)

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CUSIP No. 941053100 					Page 2 of 14 Pages

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1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON
	Bonnie L. Murrey Revocable Trust UTA
	August 5, 1993, as amended
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) /  /
											(b) /  /
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3	SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS*
	WC
----------------------------------------------------------------
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) or 2(e)					/  /
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6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Washington
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     NUMBER OF			7	SOLE VOTING POWER
	 SHARES				0
   BENEFICIALLY		---------------------------------------
	OWNED BY			8	SHARED VOTING POWER
	  EACH				649,999
    REPORTING			------------------------------------
	 PERSON			9	SOLE DISPOSITIVE POWER
	  WITH				0
					------------------------------------
					10	SHARED DISPOSITIVE POWER
						649,999
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11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY
	EACH REPORTING PERSON
	649,999
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12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
	CERTAIN SHARES*							/ /
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13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	5.1%
----------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	OO

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CUSIP No. 941053100 					Page 3 of 14 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON
	Bonnie L. Murrey
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) /  /
											(b) /  /
----------------------------------------------------------------
3	SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS*
	AF
----------------------------------------------------------------
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
	PURSUANT TO ITEMS 2(d) or 2(e)					/  /
----------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	United States
----------------------------------------------------------------
     NUMBER OF			7	SOLE VOTING POWER
	 SHARES				0
   BENEFICIALLY		---------------------------------------
	OWNED BY			8	SHARED VOTING POWER
	  EACH				649,999
    REPORTING			------------------------------------
	 PERSON			9	SOLE DISPOSITIVE POWER